Exhibit 3.1

ARTICLES OF AMENDMENT TO

THE BYLAWS OF

RENASANT CORPORATION

Pursuant to the provisions of Section 79-4-10.20 of the Mississippi Business Corporation Act and in accordance with the Bylaws of Renasant Corporation, the Board of Directors hereby adopts the following Articles of Amendment to the Bylaws of Renasant Corporation:

ONE:	Article IX of the Bylaws is hereby deleted and replaced in its entirety with the following:

SECTION 1. Right of Indemnity. Whenever any director or officer of the corporation is made a party to any proceeding, including any derivative action in the right of the corporation, the Indemnitee shall be indemnified against liability and reasonable expenses, including attorney’s fees, incurred by the Indemnitee in connection with such proceeding, if the Indemnitee meets the requisite Standard of Conduct and such indemnification is not otherwise prohibited by the laws of the State of Mississippi or these Bylaws. For avoidance of doubt, an Indemnitee shall not be entitled to indemnification from the corporation under this Section 1 against any liability in a proceeding by the corporation (for purposes of this Section 1, a proceeding by the corporation shall not include derivative actions in the right of the corporation) against such Indemnitee.

SECTION 2. Standard of Conduct. An Indemnitee meets the Standard of Conduct if the Indemnitee conducted himself or herself in good faith and reasonably believed that (i) any conduct in the Indemnitee’s official capacity was in the best interests of the corporation, (ii) in all other cases, the Indemnitee’s conduct was at least not opposed to the best interests of the corporation, or (iii) in any criminal proceeding, the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful. An Indemnitee’s conduct with respect to an employee benefit plan for a purpose the Indemnitee reasonably believes to be in the best interest of the participants in and beneficiaries of the plan is conduct that satisfies the Standard of Conduct.

The determination as to whether an Indemnitee has met the Standard of Conduct set forth herein shall be made as follows but is subject to court review as provided in Section 4:

A.	if there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

B.	by special legal counsel selected in the manner prescribed in Subsection A of this Section 2, or, if there are fewer than two (2) disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

C.	by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

SECTION 3. Prohibited Indemnification. Unless ordered by a court pursuant to Section 79-4-8.54(a)(3) of the Code, no indemnification shall be made in respect to any liability in connection with: (i) a proceeding in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the Indemnitee has met the relevant Standard of Conduct set out above; or (ii) any proceeding with respect to conduct for which the Indemnitee was adjudged liable on the basis that the Indemnitee received a financial benefit to which the Indemnitee was not entitled, whether or not involving action in the Indemnitee’s official capacity.

SECTION 4. Court Ordered Advance of Expenses and Indemnification. An Indemnitee who is a party to a proceeding may apply to the court conducting the proceeding, or to another court of competent jurisdiction, for indemnification or an advance for expenses. After receipt of such an application, and after giving any notice it considers necessary, the court shall:

A.	order indemnification if the court determines that the Indemnitee is entitled to mandatory indemnification under Section 79-4-8.52 of the Code;

B.	order indemnification or advance for expenses if the court determines that the Indemnitee is entitled to indemnification or advance for expenses pursuant to Section 1 of this Article IX;

C.	order indemnification or advance for expenses, if the court determines that, in view of all the relevant circumstances, it is fair and reasonable to indemnify such Indemnitee or to advance expenses to such Indemnitee, even if such Indemnitee has not met the Standard of Conduct, failed to comply with Section 79-4-8.53 of the Code or was adjudged liable in a proceeding referred to in Subsection 79-4-8.51(d)(1) or (d)(2) of the Code, but if such Indemnitee was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

If the court determines that the Indemnitee is entitled to indemnification under Subsection A of this Section 4, or to indemnification or advance for expenses under Subsection B of this Section 4, the court shall also order the corporation to pay the Indemnitee’s reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the Indemnitee is entitled to indemnification or advance for expenses under Subsection C of this Section 4, the court may also order the corporation to pay the Indemnitee’s reasonable expenses to obtain court-ordered indemnification or advance for expenses.

SECTION 5. Mandatory Indemnification. Notwithstanding anything to the contrary in this Article IX, the corporation shall indemnify an Indemnitee who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the Indemnitee was a party because the Indemnitee was a director or officer of the corporation against reasonable expenses incurred by the Indemnitee in connection with the proceeding.

SECTION 6. Advance for Expenses. The corporation shall, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by an Indemnitee who is a party to a proceeding (excluding a proceeding by the corporation. The exclusion shall not include derivative actions in the right of the corporation against an Indemnitee) if (i) the Indemnitee furnishes the corporation a written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the relevant Standard of Conduct for indemnification and (ii) the Indemnitee furnishes the corporation a written undertaking to repay any funds advanced if the Indemnitee is not entitled to indemnification under Section 5 above and it is ultimately determined that the Indemnitee has not met the relevant Standard of Conduct. The written undertaking must be an unlimited general obligation of the Indemnitee but need not be secured and may be accepted without reference to the financial ability of the Indemnitee to make repayment.

Authorization of an advance for expenses under this Section 6 shall be made as follows but is subject to court review as provided in Section 4:

A.	if there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

B.	if there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with Section 79-4-8.24(c) of the Code, in which authorization directors who do not qualify as disinterested directors may participate; or

C.	by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

For avoidance of doubt, an Indemnitee shall not be entitled to an advance of funds to pay for the reasonable expenses incurred by a Indemnitee in a proceeding brought by the corporation against such Indemnitee.

SECTION 7. Right of Corporation to Insure. The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, serves or served at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify or advance expenses to such person under the provisions of this Article or under the provisions of Mississippi law.

SECTION 8. Limitations. All indemnification and insurance provisions contained in this Article IX are subject to the limitations and prohibitions imposed by federal law including, without limitation, the Securities Act of 1933, as amended, and the Federal Deposit Insurance Act, as amended, and any implementing regulations concerning indemnification.

SECTION 9. Provision for Payment. The corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such amounts as may be necessary to effect indemnification as provided in this Article IX.

SECTION 10. Changes. No revocation of, change in, or adoption of any resolution or provision in the Articles of Incorporation or bylaws of the corporation inconsistent with this Article IX shall adversely affect the rights of any director or officer with respect to (i) any proceeding commenced or threatened prior to such revocation, change or adoption or (ii) any proceeding arising out of any act or omission occurring prior to such revocation, change or adoption, in either case, without the written consent of such director or officer.

SECTION 11. Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 12. Employees and Agents. The corporation may grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any present or former employee or agent of the corporation to the fullest extent of the provisions of this Article IX with respect to indemnification and advancement of expenses of directors and officers of the corporation.

SECTION 13. Enforcement. The rights to indemnification and to the advancement or reimbursement of expenses conferred in this Article IX, as limited by Section 8 hereof, shall be contract rights. If a claim for indemnification or advancement or reimbursement of expenses pursuant to this Article IX is not paid in full by the corporation within 60 days after written demand has been received by the corporation, except in the case of a claim for advancement or reimbursement of expenses, in which the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expenses of prosecuting and defending such suit. In (i) any suit brought by the Indemnitee to enforce the right to indemnification hereunder (or a suit brought by the Indemnitee to enforce a right to an advancement or reimbursement of expenses) it shall be a defense that, and (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the relevant Standard of Conduct. Neither the failure of the corporation (including its board of directors or independent legal counsel) to have made determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the relevant Standard of Conduct set forth herein, nor an actual determination by the corporation (including its board of directors or independent legal counsel) that the Indemnitee has not met such Standard of Conduct, shall create a presumption that the Indemnitee has not met the relevant Standard of Conduct or, in case of a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement or reimbursement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement or reimbursement of expenses, under this Article IX or otherwise shall be on the corporation.

SECTION 14. Non-exclusive Remedy. The rights to indemnification and to advancement or reimbursement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

SECTION 15. Definition of Terms. Unless otherwise specifically provided:

“Code” means the Mississippi Code of 1972, as amended.

“Director” or “officer” means an individual who is or was a director or officer, respectively, of the corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, non-profit corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other entity. A director or officer is also considered to be serving an employee benefit plan at the corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The term “director” shall also include emeritus directors and advisory directors of the corporation, any person serving as a director, emeritus director or advisory director of Renasant Bank and any person serving as a member of a State board of Renasant Bank, including, without limitation, the Alabama State Board of Renasant Bank and the Tennessee State Board of Renasant Bank. “Director” or “officer” includes, unless the context requires otherwise, the estate, heirs, legatees, devisees, executors, administrators and personal representatives of a director or officer. “Directors” and “officers” are sometimes referred to herein individually as an “Indemnitee”.

“Disinterested director” means a director who, at the time of a vote referred to in this Article IX or a vote or selection referred to in this Article IX is not (i) a party to the proceeding or (ii) an individual having a familial, financial, professional or employment relationship with the director or officer whose indemnification or advance for expenses is the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.

“Expenses” shall mean attorneys fees, court costs and investigative expenses.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), interest, other monetary obligations or reasonable expenses (as defined herein) incurred with respect to a proceeding.

“Official capacity” means: (i) when used with respect to a director, the office of director in the corporation and (ii) when used with respect to an officer, the office in the corporation held by an officer. “Official capacity” does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan or other entity.

“Party” means an individual who was, is, or is threatened to be made a defendant or responded in a proceeding.

“Proceeding” means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.